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Exhibit 99

FindWhat.com                                           News Release
--------------------------------------------------------------------------------


Public Relations Contact:                          Company Contact:
Donald Kaplan                                      Phillip R. Thune, COO / CFO
Rubenstein Associates, Inc.                        FindWhat.com
212-843-8065                                       212-255-1500
dkaplan@rubenstein.com                             pthune@findwhat.com
                                                   -------------------



              FINDWHAT.COM ANNOUNCES RECORD FOURTH QUARTER RESULTS

             NET INCOME EXCEEDS $1.6 MILLION; REVENUE INCREASES 46%
                       SEQUENTIALLY; RAISES 2002 GUIDANCE

NEW YORK - February 12, 2002 - FINDWHAT.COM (NASDAQ: FWHT), a leading developer and marketer of performance-based advertising services for the Internet, featuring the FindWhat.com pay-for-performance search engine, today reported record financial results for the three months and year ended December 31, 2001. Highlights include:

     - FindWhat.com generated over $1 million of net income in a quarter for the first time, with diluted earnings per share of $0.08 for Q4 2001, double the $0.04 per share reported for Q3 2001, and $0.02 per share ahead of projections.

     - Revenue for Q4 2001 increased 46% versus Q3 2001, and was nearly $1 million ahead of projections.

     - FindWhat.com's operating margins improved to 20% in Q4 2001 from 12% in Q3 2001.

     - Cash and marketable securities increased approximately $3 million during Q4 2001; FindWhat.com had approximately $6.5 million in cash and marketable securities as of 12/31/01, with less than $10,000 in long-term debt.

     - The FindWhat.com search engine generated 46.2 million paid click-throughs in Q4 2001, an increase of 28% from 36.0 million in Q3 2001.

     - Average revenue per paid click-through on the FindWhat.com search engine increased to $0.17 in Q4 2001, an increase of 16% from $0.15 in Q3 2001.

     - The number of active advertiser accounts on the FindWhat.com search engine during Q4 2001 was 15,300, an increase of 23% versus the 12,400 accounts that were active in Q3 2001.

     -    Revenue and earnings per share guidance have been increased for 2002.

FindWhat.com reported record revenue in Q4 2001 of $7,958,931, an increase of 46% over revenue of $5,449,853 for the third quarter of 2001. In Q4 2000, FindWhat.com had revenue of $1,579,713. For the year ended December 31, 2001, FindWhat.com had record revenue of $20,412,205, compared to revenue of $2,886,938 for the year ended December 31, 2000.

FindWhat.com reported record net income in Q4 2001 of $1,600,077, or $0.08 per diluted share, an increase of 146% over net income of $650,623, or $0.04 per diluted share, in Q3 2001. In Q4 2000 FindWhat.com had a net loss of $1,620,394, or $(0.11) per share. For the year ended December 31, 2001, FindWhat.com's net loss was $347,455, or $(0.02) per share, which included $996,382, or ($0.06) per share, related to a one-time loss on the sale of its remaining time under a radio advertising contract.



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For the year ended December 31, 2000, FindWhat.com's net loss was $8,805,446, or
$(0.63) per share. As of December 31, 2001, FindWhat.com had cash and marketable securities of $6,498,058, compared to cash balances of $3,514,444 as of September 30, 2001.

Craig Pisaris-Henderson, President and CEO of FindWhat.com commented, "The fourth quarter capped off a tremendous year. We generated over $20 million of revenue in 2001, became the first publicly-traded pay-for-performance search engine to show a quarterly profit, and we anticipate an even better 2002. We continue to deliver qualified prospects to our advertisers' Web sites, and we have built a solid roster of nearly 150 distribution partners that show our search results to their users. We offer our distribution partners highly relevant search results and a simple, profitable way to capitalize on their traffic, while we believe we offer our advertisers among the highest returns on their advertising investments of any online marketing service. As a result of the network we have built, we delivered an average of over 500,000 click-throughs per day to our advertisers in Q4 2001."

PROJECTED RESULTS AND MANAGEMENT COMMENTS

FindWhat.com is raising its current projection for full year 2002 revenue to $36 million, replacing its previously announced projection of $30 million. This revised projection represents an increase of 76% over full year 2001 revenue.

FindWhat.com also is raising its current projection for full year 2002 diluted earnings per share, or EPS, to $0.29, up from the previously announced projection of $0.23. This projection assumes no income tax expense, and approximately 21 million diluted shares outstanding. All projected figures are in conformity with Generally Accepted Accounting Principles (GAAP).

FindWhat.com's 2002 current projected revenue and EPS by quarter is as follows:
REVENUE
Q1 2002: $8.00 million
Q2 2002: $8.75 million
Q3 2002: $9.25 million
Q4 2002: $10.00 million
Total 2002: $36.00 million
DILUTED EARNINGS PER SHARE
Q1 2002: $0.06
Q2 2002: $0.07
Q3 2002: $0.07
Q4 2002: $0.09
Total 2002: $0.29

Phillip Thune, Chief Operating Officer and Chief Financial Officer, said, "On a sequential basis, we grew every key metric - active advertiser accounts, paid click-throughs, and average revenue per paid click-through - as fast or faster in Q4 2001 than we did in Q3 2001. In large part, that was the result of seasonality, as the fourth quarter is our strongest. Consequentially, we expect Q1 2002 revenue to be only slightly higher than it was in Q4 2001, before resuming strong growth again in Q2 2002. As many investors know, in December our search results stopped appearing on the first page of listings on Excite.com. Excite.com represented approximately 7.5% of our revenue in Q4 2001, and less than 6.0% of our revenue for all of 2001. We never like to lose a distribution partner, but we feel confident of continued growth in 2002, with or without appearing on Excite.com. It is also important to note that these updated revenue projections do not assume that we enter into a significant new distribution partnership with any of the nation's largest portals or search engines. We continue to have discussions with many of these entities, and we are prepared technically and operationally to implement such a deal. But we do not believe that we need to sign a new deal with one of them to meet these targets, and we do not believe that the announcement of such a deal is critical to our ongoing success. We believe there are many Web sites outside the largest portals where Internet users perform searches, and these sites have proven to deliver a high return on investment for our advertisers.

"We are projecting slightly lower operating margins in 2002 than we saw in Q4 2001, as we increase our infrastructure to keep up with our tremendous growth in 2001, and as we prepare for the next wave of expansion in 2002," continued Thune. "We also have factored in a nearly three-fold increase in legal expenses in 2002, as we anticipate increased expenses in connection with our challenge to U.S. Patent No. 6,269,361, a patent issued to GoTo.com (now Overture Services, Inc.) in July 2001. We formally challenged the validity, enforceability and infringement of the patent in a declaratory judgment action in the District Court for the Southern District of New York in January 2001. As expected, Overture subsequently commenced litigation against us in the District Court for the Central District of California, in Los Angeles, alleging that we are infringing their patent. As we have stated previously, we believe that Overture's patent was improperly obtained and should be found invalid and unenforceable." Pisaris-Henderson said, "We are seeing healthy activity thus far in the first quarter, as paid click-throughs and average revenue per paid click-through stay steady from a strong Q4 2001. Importantly, we have a very diversified base of revenue, with only one distribution partner representing more than 10% of our revenue, and our current top five accounting for under 40% of revenue in Q4 2001. In addition, we continue to convince some of the largest online advertisers in the country to use our service, or expand their spending with us. Our average active advertiser account spent over $500 with us in Q4 2001, up from less than $300 in Q1 2001."

SERVICES / KEY METRICS

The FindWhat.com search engine is a performance-based, or "pay-per-click," advertising vehicle, because its advertisers only pay for an Internet user who clicks through to their sites. Historically, advertising, including most online advertising, has been impression-based, meaning that advertisers are charged on the number of viewers, listeners, readers, or users who are potentially exposed to their ad, with no guarantee that the ad was seen, heard, or read. With the "trackability" of the Internet, and the decreasing attention paid to banner ads, online advertisers are increasingly demanding performance-based advertising alternatives. Forrester Research projects that by 2003, 83% of digital marketing campaigns will include a performance-based component.

FindWhat.com's search engine revenue can be derived by multiplying the number of paid click-throughs by the average revenue per paid click-through. Advertisers bid for position among FindWhat.com's search results for the key words that are most relevant to their Web sites. The advertiser that bids the most for a particular key word is listed first, with all other Web sites listed in descending order of their bids. Advertisers only pay FindWhat.com if an Internet user searches for one of their key words and then clicks on their listing, producing a paid click-through. Through FindWhat.com's Listing Management Center, advertisers can sign-up and manage their accounts themselves, 24 hours a day, seven days a week. They can control and track their bids, the placement of their listings, their total expenditures, and their cost per visitor, all in a real-time environment. As a result, they can easily determine and work to improve their return on their investment from FindWhat.com. FindWhat.com's editors review every bid to ensure that the key word is appropriate for that advertiser's Web site. This methodology produces extremely relevant results for e-commerce oriented searches, and drives highly qualified traffic to FindWhat.com's advertisers.

FindWhat.com distributes its listings to third-party search engines and other high-traffic Web sites, including CNET's Search.com, and, through its relationship with InfoSpace, NBCi, MetaCrawler, Dogpile, and Go2Net, along with many others. FindWhat.com shares its revenue from paid click-throughs with these sites. As a result, FindWhat.com serves as a source of revenue and relevant search result listings for these entities, while providing its advertisers with exposure to potential customers across the Internet. As with the Yellow Pages in the offline world, FindWhat.com's advertisers get their message in front of prospects at the exact time they are looking for the advertisers' products and services. Unlike the Yellow Pages, advertisers only pay for those visitors that "walk" into their virtual stores.

The key metrics for the FindWhat.com search engine are paid click-throughs, average revenue per click-

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through, and active advertiser accounts. FindWhat.com reports the number of active advertiser accounts for a given quarter, although there are thousands of accounts that are inactive each quarter, which, due to seasonality or other factors, may become active again in the future. The following table lists key metrics for each of the eight full quarters of operations for the FindWhat.com search engine.

                                  KEY METRICS

Quarter            Paid           Avg. Revenue per    Active Advertiser
              Click-throughs       Click-through          Accounts
               (in millions)

Q4 2001            46.2             $0.17                  15,300

Q3 2001            36.0             $0.15                  12,400

Q2 2001            33.3             $0.13                  10,200

Q1 2001            22.9             $0.10                   7,500

Q4 2000            13.2             $0.11                   6,800

Q3 2000             5.6             $0.11                   5,300

Q2 2000             3.8             $0.07                   3,300

Q1 2000             1.2             $0.06                   1,500

FindWhat.com also offers the BeFirst.com search engine optimization service, which helps our clients improve their position among over 300 third-party search engines. As with our search engine, our clients only pay for every click-through or subscription that results from our efforts.

MANAGEMENT INTERVIEW

Pisaris-Henderson and Thune will discuss the results and outlook for the company in more detail in a pre-recorded interview that will be broadcast on Tuesday, February 12 at approximately 9:00 a.m. Eastern Time at http://www.on24.com/clients/default/audioevent.html?eventid=224. For those who cannot listen to the broadcast at that time, a replay of the interview will be available at that Web site address for approximately one month.

ABOUT FINDWHAT.COM

Through its performance-based, bid-for-position search engine (www.FindWhat.com), FindWhat.com operates an online marketplace where Web publishers use an automated bidding process to determine the per-click fee they will pay for premier placement on the search results returned by the FindWhat.com search engine. These results are shown on FindWhat.com's network of distribution partners, which include CNET's Search.com, and, through its relationship with InfoSpace, NBCi, MetaCrawler, Dogpile, and Go2Net. The Web sites offering the highest bid for particular keywords and key phrases appear first on the list of search results distributed throughout the network. This cost-effective, pay-for-performance model allows Web publishers to pay only for those customers who click through to their sites, and increase their potential for exposure through the millions of searches distributed throughout the network per day. More information on FindWhat.com is available on the company's web site at http://www.FindWhat.com.

FORWARD LOOKING STATEMENTS

This press release, including the discussion regarding future financial performance, contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in FindWhat.com's reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the Internet industry generally and, accordingly, FindWhat.com's actual performance and results may vary materially from those stated herein, and FindWhat.com undertakes no obligation to update the information contained herein.

                          -Tables To Follow-


                             FindWhat.com

            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                      For the three months ended   For the year ended
                            December 31,              December 31,

                       2001           2000        2001          2000
                    (unaudited)    (unaudited) (unaudited)  (unaudited)

Revenues            $7,958,931     $1,579,713  $20,412,205   $2,886,938
Cost of revenues       576,346        425,143    2,053,222    1,149,894

   Gross profit      7,382,585      1,154,570   18,358,983    1,737,044

Operating expenses
 Sales and marketing 4,627,943      1,850,178   14,129,541    6,544,212
 General and
  administrative     1,064,905        863,610    3,341,411    3,618,248
 Product development   103,869         78,466      289,275      433,599
 Loss on sale of
  advertising
   contract                  -              -      996,382            -

   Total operating
    expenses         5,796,717      2,792,254   18,756,609   10,596,059

   Income (loss)
    from operations  1,585,868     (1,637,684)    (397,626)  (8,859,015)

Interest income, net    14,209         17,290       50,171       53,569

   NET INCOME
   (LOSS)           $1,600,077    $(1,620,394)  $ (347,455) $(8,805,446)

Income (loss) per
 share

  Basic                  $0.10         $(0.11)      $(0.02)      $(0.63)

  Diluted                $0.08         $(0.11)      $(0.02)      $(0.63)

Weighted-average
 number of common

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  shares outstanding
  Basic             16,544,105     15,072,690   16,182,555   14,068,724

  Diluted           18,864,643     15,072,690   16,182,555   14,068,724




                             FindWhat.com
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                           December 31,     December 31,
                          ASSETS              2001               2000
                                           (unaudited)       (unaudited)

CURRENT ASSETS
 Cash and cash equivalents                 $ 5,497,734      $   815,317
 Marketable securities                       1,000,324               --
 Accounts receivable, less allowance for
  doubtful accounts of $50,600 at
   December 31, 2001 and $22,500 at
    December 31, 2000, respectively            787,618          418,459
 Prepaid expenses and other current assets     123,813            7,289

     Total current assets                    7,409,489        1,241,065

EQUIPMENT AND FURNITURE - NET                  863,669          838,763

OTHER ASSETS                                    51,415           22,240

     Total assets                          $ 8,324,573      $ 2,102,068

      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable and accrued expenses $ 2,720,657 $ 1,174,711 Current portion of capital lease
     obligations                                 9,497           31,743
    Deferred revenue                           507,448           90,613

     Total current liabilities               3,237,602        1,297,067

Capital lease obligations, less current
 portion                                        5,524            15,337

     Total liabilities                      3,243,126         1,312,404

STOCKHOLDERS' EQUITY
 Preferred stock, $.001 par value;
  authorized, 500,000 shares;                      --                --
   none issued and outstanding
 Common stock, $.001 par value; authorized, 50,000,000 shares; 16,651,677 and

  15,098,844 issued, and 16,644,677 and        16,652            15,099
  15,091,844 shares outstanding,
  respectively
 Additional paid-in capital                16,171,875        13,511,343
 Stock subscription receivable                     --        (1,251,298)
 Deferred service costs                       (15,312)         (741,167)
 Treasury stock, 7,000 shares, at cost        (82,035)          (82,035)
 Accumulated deficit                      (11,009,733)      (10,662,278)

     Total stockholders' equity             5,081,447           789,664

     Total liabilities and
      stockholders' equity                 $8,324,573        $2,102,068